QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Select Income REIT for the registration of debt securities, preferred shares of beneficial interest, depositary shares representing preferred shares, common shares of beneficial interest and warrants and to the incorporation by reference therein of our report dated February 21, 2014, with respect to the consolidated financial statements and schedules of Select Income REIT included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP Ernst & Young LLP Boston, Massachusetts November 26, 2014

QuickLinks

  Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM